Filed pursuant to 424(b)(3)
Registration No. 333-141853

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JULY 31, 2007
(as supplemented by Prospectus Supplement No.1 dated August 21, 2007)

SMART ONLINE, INC.
8,707,051
SHARES OF COMMON STOCK

This prospectus supplement supplements our prospectus dated July 31, 2007 relating to the resale of up to 8,707,051 shares of our common stock by the selling security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. These shares consist of:

·	7,051,136 currently outstanding shares; and

·	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by us.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 22, 2007 and September 17, 2007.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is September 17, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2007, Smart Online, Inc. (the "Company") announced that it had been informed that Dennis Michael Nouri ("Michael Nouri"), the Company’s President, Chief Executive Officer, and a director, had been charged in a criminal complaint that alleges federal securities fraud and conspiracy to commit fraud. The Company is not named in the criminal complaint. The U.S. government filed the complaint under seal on August 1, 2007 in the U.S. District Court for the Southern District of New York. Also named as defendants in the complaint are Reeza Eric Nouri, a manager with the Company, and Ruben Serrano, Anthony Martin, James Doolan, and Alain Lustig (collectively with Michael Nouri, the "Defendants"), brokers alleged to have participated with the Nouris in the alleged fraud. The complaint alleges that the Defendants, directly and indirectly, used manipulative and deceptive devices in violation of Sections 2 and 371 of Title 18 of the U.S. Code; Sections 10(b) and 32 of the Securities Exchange Ac t of 1934, as amended (the "Exchange Act"); and Rule 10b-5 promulgated under the Exchange Act ("Rule 10b-5").

On September 11, 2007, the Securities and Exchange Commission (the "SEC") filed a civil action against the Company and the Defendants in the U.S. District Court for the Southern District of New York. The SEC complaint alleges that the defendants in this civil action, either directly or indirectly, have engaged in transactions, acts, practices and courses of business which constitute violations of Section 17(a) of the Securities Act of 1933, as amended; Section 10(b) of the Exchange Act; and Rule 10b-5. The SEC complaint seeks to permanently enjoin each of the civil defendants from committing future violations of the foregoing federal securities laws. The complaint also requests that each of the Defendants be required to disgorge his ill-gotten gains and pay civil penalties. The complaint further seeks an order permanently barring Michael Nouri from serving as an officer or director of a p ublic company. The SEC complaint does not seek any fines or other monetary penalties against the Company.

After being informed of the criminal charges against Michael Nouri, on September 11, 2007, the Company requested and received Michael Nouri’s resignation as an officer and director of the Company, effective immediately. On September 12, 2007, the Company terminated Executive Vice President Henry Nouri’s employment with the Company, effective immediately. Eric Nouri’s employment with the Company also has been terminated.

On September 11, 2007, the Company’s Board of Directors unanimously appointed David E. Colburn to serve as the Company’s Interim President and Chief Executive Officer. Mr. Colburn, age 60, has been an independent director and a member of the Audit Committee of the Board of Directors of the Company since May 31, 2007. Prior to joining the Company, Mr. Colburn previously served as President, Global Manufacturing Industry Practice, Electr onic Data Systems ("EDS"), a provider of business and technology solutions, from 2004–2006. While at EDS, Mr. Colburn was responsible for developing EDS’s global manufacturing industry business and sales strategy for its automotive, industrial manufacturing, high tech and aerospace & defense segments. Mr. Colburn also previously served as EDS’s Area Director, Manufacturing – Automotive (2003–2004); Vice President of the Global Industry Group (2002–2003); and Vice President of Global Industrial Manufacturing within the Global Industry Group (2001–2002). In addition, Mr. Colburn’s career also includes serving as president of four different manufacturing and industrial corporations. Mr. Colburn has also served as chairman and on the boards of directors of several automotive industry associations. Mr. Colburn received a B.A. in Liberal Arts from Robert Wesleyan College, and previously served on that institution’s Board of Trustees. He has enroll ed in continuing education programs at, among others, the University of Michigan and the University of Pennsylvania.

Mr. Colburn’s appointment as Interim President and Chief Executive Officer will be for an initial period of three months, during which time the Company will actively search for a permanent president and chief executive officer to lead the Company. In connection with his employment with the Company, Mr. Colburn will be paid a monthly salary of $25,000 and also will be eligible to participate in all medical, dental, disability, insurance, 401(k), vacation, and other employee benefit and incentive programs made available to Company’s executive officers. In addition, Mr. Colburn also will be reimbursed for reasonable housing, commuting, and related expenses while he temporarily relocates to the Research Triangle Park area.

Mr. Colburn will continue to serve as a director of the Company but while he is a member of management he will not be entitled under the Company ’s Board Compensation Policy for payment of directors’ fees.

The Company issued press releases on September 11, 2007 and September 12, 2007 relating to the information contained in this Form 8-K, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Item 8.01 Other Events.

The information included in Item 5.02 above is incorporated herein by reference.

Separately, the Company is clarifying its disclosure regarding its indebtedness under its loan agreement with Fifth Third Bank ("Fifth Third"). On November 9, 2006, Smart Commerce, Inc. (d/b/a iMart) ("Smart Commerce"), the Company's wholly-owned subsidiary, entered into a loan agreement with Fifth Third. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third. The loan is secured by all of the assets of Smart Commerce, including a cash security account of $250,000 and all of Smart Commerce's intellectual property. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if certain debt covenants regarding operating metrics for Smart Commerce are met. Those operating metrics relate to Smart Commerce’s actual results of operations as compared to certain projections provided to Fifth Third at the inception of the loan. Failure to meet these metrics could, after receipt of notice of an event of default from Fifth Third and the expiration of a ten-day cure period, result in an acceleration of the debt. The Company has notified Fifth Third of the events described in Item 5.02 above. As of this time, Fifth Third has not delivered a notice of default, and the Company does not consider these events to constitute an event of default under the loan agreement with Fifth Third.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

September 17, 2007	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated September 11, 2007.
99.2	Press release, dated September 12, 2007.

Smart Online Announces Management Resignation

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Sept. 11, 2007—Smart Online, Inc. (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, announced that Dennis Michael Nouri, its President and Chief Executive Officer, has resigned as an officer and director effective immediately. Smart Online was informed today that Mr. Nouri has been charged with federal securities fraud and conspiracy to commit securities fraud.

As previously disclosed, Smart Online was informed of a Securities and Exchange Commission investigation in January 2006 in connection with possible manipulative conduct in the market for Smart Online stock. As a result of the SEC investigation, the Audit Committee of the Board of Directors conducted an internal investigation, the results of which were previously shared with the SEC and reported, including as updated on Smart Online’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. Based on the results of the Audit Committee’s investigation, Smart Online took a number of steps to improve its internal controls with respect to management conduct involving securities law compliance and enhance its management. These steps have been reported and continue to be monitored by the Board of Directors and the Audit Committee. Steps taken include: (i) electing a majority of the Board as independent non-management directors and appointing Jeff LeRose as non-executive Chairman of the Board, replacing Mr. Nouri as Board chair to separate the leadership of the Board from management of the company; (ii) shifting responsibility for investor relations communications to the Chief Financial Officer and having the Chief Financial Officer report to the Audit Committee on those communications; (iii) adopting a revised securities trading policy and requiring written confirmation by officers and directors as to compliance with the company’s ethics and conflict of interest policies; and (iv) adopting numerous other policies and implementing other safeguards both designed to promote legal compliance with securities trading and good corporate governance practices.

Smart Online intends to continue to take actions it believes are in the best interest of Smart Online’s stockholders, customers and employees. It anticipates that its Board of Directors will name an acting CEO and President later today. Smart Online does not believe its ongoing operations should be affected by the charges against Mr. Nouri. Smart Online is not named in the criminal complaint and it has not been informed that any criminal action against it is anticipated. Smart Online has been informed that the SEC has named it in a civil action requesting injunctive relief from any future securities law violations. No fines or monetary relief is being sought against Smart Online. Smart Online has offered its further cooperation to federal officials and intends to pursue swift resolution of the civil matter.

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage, and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, the risks described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 under the headings “Changes to Internal Control Over Financing Reporting,” “Risks Associated with Our Officers,” Directors, Employees and Stockholders, “Regulatory Risks” and “Risks Associated with the Market for Our Securities,” delays in development schedules, changes in market conditions, product announcements by other companies, Smart Online’s ability to raise capital to increase its sales and marketing budget, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

CONTACT: Smart Online, Inc.
Thomas Furr, 919-765-5000
tfurr@smartonline.com

SOURCE: Smart Online

Smart Online Announces Appointment of Interim President and Chief Executive Officer

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—Sept. 12, 2007—Smart Online, Inc. (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, announced that on September 11, 2007, its Board of Directors unanimously appointed David E. Colburn to serve as Smart Online’s Interim President and Chief Executive Officer. Mr. Colburn, who was previously appointed as an independent director to Smart Online’s Board of Directors on May 31, 2007, succeeds Dennis Michael Nouri, who resigned from the Board and has stepped down from his position as President and Chief Executive Officer. Mr. Colburn will also continue to serve as a director. The Board has initiated a search for a permanent President and Chief Executive Officer.

Mr. Colburn has extensive business experience, having previously served as President, Global Manufacturing Industry Practice, Electronic Data Systems, a provider of business and technology solutions, from 2004-2006. In addition, Mr. Colburn’s career also includes serving as president of four different manufacturing and industrial corporations. Mr. Colburn has also served as chairman and on the boards of directors of several automotive industry associations.

“We are pleased that our independent director, David Colburn, has agreed to serve as our Interim President and Chief Executive Officer,” said Jeff LeRose, Smart Online’s non-executive Chairman of the Board. “We are fortunate to have someone of his experience leading the company at this time.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage, and grow their businesses. To learn more, please visit http://www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, the risks described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 under the headings “Changes to Internal Control Over Financing Reporting,” “Risks Associated with Our Officers,” Directors, Employees and Stockholders, “Regulatory Risks” and “Risks Associated with the Market for Our Securities,” delays in development schedules, changes in market conditions, product announcements by other companies, Smart Online’s ability to raise capital to increase its sales and marketing budget, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

CONTACT: Smart Online, Inc.
Thomas Furr, 919-765-5000
tfurr@smartonline.com

SOURCE: Smart Online, Inc.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 22, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 22, 2007, the Audit Committee of the the Board of Directors (the "Committee") of Smart Online, Inc. (the "Company") terminated a pre-arranged stock sales plan (the "Plan") intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company's insider trading policy.

Under the terms of the Plan, which was adopted by the Committee on November 30, 2006, a broker not affiliated with either the Company or any of its officers or directors could sell up to 2,000 shares per month held by each person participating in the Plan at prevailing market prices, subject to a minimum price threshold of $3.00 per share. The Plan was scheduled to expire November 17, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

August 22, 2007	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer